Exhibit 99.2

[LIVE NATION, INC. LOGO]

Contact:
John Vlautin
Live Nation
310-867-7127
johnvlautin@livenation.com

HARVEY WEINSTEIN ELECTED TO LIVE NATION BOARD OF DIRECTORS

LOS ANGELES, CA — December 14, 2006 — Live Nation (NYSE: LYV), the world’s leading live entertainment company, announced today that Harvey Weinstein has joined the company’s board of directors.

“Harvey is one of the most respected entertainment brand builders in the world,” said Michael Rapino, Live Nation’s Chief Executive Officer. “I know his counsel will be invaluable to our continued success at Live Nation.”

Mr. Weinstein is Co-Chairman of The Weinstein Company, which was founded in October 2005. Widely recognized as an icon of independent film production, Mr. Weinstein founded Miramax Films in 1979 with his brother Bob. Under Harvey and Bob’s leadership, Miramax Films released some of the most critically acclaimed and commercially successful independent feature films in history, including sixteen Best Picture nominations over a span of fifteen years.

About Live Nation

Live Nation is the world’s leading live entertainment company, annually connecting more than 67 million fans with their favorite performers at over 33,000 events.  We are the largest producer of live concerts in the world, the second-largest venue management company and have a rapidly growing online presence.  Live Nation creates superior experiences for artists and fans, regularly producing tours for the biggest superstars in the business, including The Rolling Stones, Madonna, U2 and Coldplay.  Globally, we own, operate and/or have booking rights for more than 170 venues, including House of Blues-branded music venues and prestigious locations such as San Francisco’s Fillmore Auditorium, Nikon at Jones Beach in New York and London’s Apollo Theatre and Wembley Arena.  Live Nation’s websites collectively are the second most popular entertainment event websites in the United States, according to Nielsen//NetRatings.  Headquartered in Los Angeles, California, Live Nation is listed on the New York Stock Exchange, trading under the symbol “LYV.”  For more information regarding concerts near you, Live Nation and its businesses, please visit our website at www.livenation.com.